UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 27, 2023

23andMe Holding Co.

(Exact name of registrant as specified in its charter)

Delaware	001-39587	87-1240344
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

349 Oyster Point Boulevard

South San Francisco, California 94080

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (650) 938-6300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value per share	ME	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

As previously disclosed, on July 24, 2018, 23andMe, Inc. (the “Company” or “23andMe”) and GlaxoSmithKline Intellectual Property (No. 3) Limited, an affiliate of GlaxoSmithKline plc (“GSK”) entered into a drug discovery, development and collaboration agreement, as amended on April 8, 2019 and January 13, 2021 (the “Original GSK Agreement”). The Original GSK Agreement had a four-year exclusive discovery term, which was extended pursuant to a unilateral option exercised by GSK on January 12, 2022, and which expired on July 23, 2023 (the “Discovery Term”). During the Discovery Term under the Original GSK Agreement, the parties collaborated on identification and development of therapeutic agents directed to identified targets. Under the Original GSK Agreement, certain drug targets identified by the parties during the Discovery Term progressed as either a sole development program of one of the parties or as a joint development program of both parties. With respect to each joint development program, the Company and GSK would share certain research, development and commercialization costs equally, subject to certain rights of either party to opt-out of funding such costs at certain predetermined development milestones.

Third Amendment to the Original GSK Agreement

On October 27, 2023, the parties amended the Original GSK Agreement (the “Third Amendment”) to provide GSK with a non-exclusive license to certain new, de-identified, aggregated data from global genome- and phenome-wide analysis of the 23andMe database (the “New Data”) and to enable the Company to opt-out of cost-sharing and other research and development obligations with respect to certain programs under the Original GSK Agreement, as further described below.

Upfront Payment

Under the Third Amendment, GSK is obligated to pay the Company a $20 million data access fee in two installments of (i) $5 million following execution of the Third Amendment and (ii) the remaining $15 million after the date on which GSK receives New Data from the Company. The Third Amendment provides for New Data to be delivered by December 1, 2023.

Specific Program Opt-Outs

Pursuant to the Third Amendment, the Company opted out of all cost-sharing obligations with respect to three (3) programs initiated by GSK and the Company under the Original GSK Agreement. The Company will retain rights to receive low to mid-single digit royalties on net sales of products developed in any such opted-out program.

Non-Exclusive License to Data

Under the Third Amendment, the Company granted GSK a non-exclusive, worldwide license to exploit New Data and certain Company data mining technologies embodied therein (the “New Data License”), subject to certain limitations on the use of New Data. The Third Amendment also includes access to certain Company research services with respect to such New Data. The New Data License will expire one year after GSK provides the Company with a notice that GSK is ready to use the New Data (which the parties anticipate will be no later than September 30, 2024), unless the parties enter into a separate agreement extending such New Data License.

Payments for Material Benefits and Data Patent Applications

GSK is obligated to pay the Company tiered low to mid-single digit royalties on net sales of any product arising from a GSK-existing target that is validated and benefited in certain prescribed ways using the New Data. GSK is also obligated to pay the Company a one-time payment of $500,000 upon first commercial sale in a major market of a product that is covered by a valid claim of an issued patent that discloses certain data provided by the Company under the Third Amendment (a “Data Patent Product”), as well as tiered low-single digit royalties on net sales of each such Data Patent Product.

The foregoing description of the Third Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Third Amendment, which the Company intends to file as an exhibit to a subsequent filing with the Securities and Exchange Commission.

Item 7.01.	Regulation FD Disclosure.

On October 30, 2023, the Company issued a press release announcing the execution of the Third Amendment. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

The information furnished in this Item 7.01 and Item 9.01 (including Exhibit 99.1) shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit

99.1	23andMe Press Release, dated October 30, 2023.

104	Cover Page Interactive Data File - the cover page interactive data file does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

23ANDME HOLDING CO.

By:	/s/ Kathy Hibbs
Name:	Kathy Hibbs
Title:	Chief Administrative Officer

Dated: October 30, 2023